Exhibit 99

EXHIBIT 99 – PRESS RELEASE DATED October 3, 2007

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS LOWERS THIRD QUARTER AND TOTAL YEAR 2007 EARNINGS PER SHARE GUIDANCE

NEENAH, WISCONSIN, October 3, 2007 - Bemis Company, Inc. (NYSE-BMS) announced today that, based upon preliminary performance results through September, it expects third quarter diluted earnings to be $0.37 to $0.40 per share. This is below its previous guidance range of $0.48 to $0.51 per share established in July. In addition, Bemis expects to further reduce its 2007 total year guidance by as much as 10 percent below its previous total year guidance. More specific guidance for the remainder of the year will be included in the 2007 third quarter earnings press release on October 30, 2007.

“Sales volumes substantially weakened during the third quarter,” said Jeffrey Curler, Chairman and Chief Executive Officer of Bemis Company, Inc. “Preliminary results indicate that North American flexible packaging sales will be about 5.0 percent below our previous expectations. These lower sales levels have severely impacted manufacturing cost absorption and operating profit. In addition, our European pressure sensitive materials sales softened in August and September, resulting in reduced operating profit levels in this business segment. At this point, we expect these weak business conditions to continue into the fourth quarter. Our business teams are implementing measures to immediately reduce costs and adjust staffing levels in order to improve profit levels during this challenging period.”

Bemis will announce its third quarter 2007 results in a news release that will be available to the media and on the Bemis website on Tuesday, October 30, before the market opens. Bemis will webcast an investor telephone conference regarding its completed third quarter 2007 financial results on October 30, 2007 at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”. Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to consumer buying trends in target markets, future changes in cost or availability of raw materials, changes in customer order patterns, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations, and changes in prevailing market interest rates. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2006.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2006 net sales of $3.6 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies. Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 55 manufacturing facilities in 10 countries around the world. More information about the Company is available at our website, www.bemis.com.